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                                  EXHIBIT 99.2

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following unaudited pro forma combined financial statements give effect to our acquisition of NCH Marketing Services, Inc. ("NCH") on February 13, 2003. The Company acquired 100% of the capital stock of NCH for approximately $59.3 million in cash, paid for out of existing cash on hand.

Pro forma adjustments related to the pro forma combined balance sheet have been determined assuming the transaction was consummated on December 31, 2002. The pro forma combined balance sheet combines our consolidated balance sheet as of December 31, 2002 with NCH's consolidated balance sheet as of December 31, 2002. The pro forma combined statement of income combines the companies' respective income statements as if the combination had occurred on January 1, 2002. The unaudited pro forma combined financial statements are based on the assumptions and adjustments described in the accompanying notes. The pro forma combined statement of income is not necessarily indicative of operating results that would have been achieved had the combination been consummated as of January 1, 2002 and should not be construed as representative of future operations. You should read the pro forma combined financial statements in conjunction with the historical consolidated financial statements, including the related notes, filed as part of our Annual Report on Form 10-K for the year ended December 31, 2002, as well as the financial statements of NCH.

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                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 2002
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                VALASSIS                 PRO FORMA
                                                 ACTUAL    NCH ACTUAL   ADJUSTMENTS     PRO FORMA
                                                --------   ----------   -----------     ---------
Revenues                                        $852,296     $72,339    $    --          $924,635

Costs and expenses:

   Cost of products sold                         538,624      40,494      3,371 (1)/(3)   582,489

   Selling, general and administrative            94,687      24,073     (3,165)(1)       115,595

   Loss on equity investments                      1,653          --         --             1,653

   Amortization of intangible assets                 211          --         --               211

   Goodwill and investment impairment charges     55,300          --         --            55,300
                                                --------     -------    -------          --------

Total costs and expenses                         690,475      64,567        206           755,248
                                                --------     -------    -------          --------

Earnings from operations                         161,821       7,772       (206)          169,387

Interest expense, net and other                   12,624       3,628     (3,007)(4)        13,245
                                                --------     -------    -------          --------

Earnings before income taxes                     149,197       4,144      2,801           156,142

Income taxes                                      53,943       1,787      1,208 (3)/(4)    57,027
                                                --------     -------    -------          --------

Net earnings                                    $ 95,254     $ 2,357    $ 1,593          $ 99,204
                                                ========     =======    =======          ========

Net earnings per common share, basic            $   1.79                                 $   1.86
                                                ========                                 ========

Net earnings per common share, diluted          $   1.77                                 $   1.85
                                                ========                                 ========

Weighted average shares outstanding, basic        53,196                                   53,196
                                                ========                                 ========

Weighted average shares outstanding, diluted      53,752                                   53,752
                                                ========                                 ========

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                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                             AS OF DECEMBER 31, 2002
                                 (IN THOUSANDS)

                                                      VALASSIS                 PRO FORMA
                                                       ACTUAL    NCH ACTUAL   ADJUSTMENTS        PRO FORMA
                                                      --------   ----------   -----------        ---------
Assets

Current Assets:
   Cash and cash equivalents                          $ 97,156    $ 10,633     $(59,287)(2)       $ 48,502
   Accounts receivable (less allowance for doubtful
      accounts of $2,727)                              114,248      48,235       20,519 (6)        183,002
   Unbilled receivables                                     --      20,519      (20,519)(6)             --
   Inventories:                                                                                         --
      Raw materials                                      9,791          --           --              9,791
      Work in progress                                  11,258          --           --             11,258
   Prepaid expenses and other                            6,971       2,374           --              9,345
   Deferred income taxes                                 2,223       2,309         (117)(6)          4,415
   Refundable income taxes                                 329          --           --                329
                                                      --------    --------     --------           --------
Total current assets                                   241,976      84,070      (59,404)           266,642
                                                      --------    --------     --------           --------

                                                      --------    --------     --------           --------
Net property, plant and equipment                       66,739      10,235        8,237 (3)         85,211
                                                      --------    --------     --------           --------

Intangible assets
   Goodwill                                            101,764      13,251       50,847 (2)/(3)    165,862
   Other intangibles                                    34,555          --           --             34,555
                                                      --------    --------     --------           --------
                                                       136,319      13,251       50,847            200,417
                                                      --------    --------     --------           --------
   Less accumulated amortization                       (73,619)         --           --            (73,619)
                                                      --------    --------     --------           --------
Net intangible assets                                   62,700      13,251       50,847            126,798

Equity investments and advnaces to investees             3,781          --           --              3,781
Other assets                                             2,821         607           --              3,428
Deferred income taxes                                    8,062         901          (49)(6)          8,914
                                                      --------    --------     --------           --------

Total assets                                          $386,079    $109,064     $   (369)          $494,774
                                                      ========    ========     ========           ========

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              UNAUDITED PRO FORMA COMBINED BALANCE SHEET, CONTINUED
                             AS OF DECEMBER 31, 2002
                                 (IN THOUSANDS)

                                                VALASSIS                 PRO FORMA
                                                 ACTUAL    NCH ACTUAL   ADJUSTMENTS       PRO FORMA
                                               ---------   ----------   -----------       ---------
Liabilities and Stockholders' Deficit

Current liabilities:
   Current portion of long-term debt           $      --    $  3,400    $     --          $   3,400
   Accounts payable                               86,097      44,083      42,347 (6)        172,527
   Accounts payable, unbilled                         --      42,347     (42,347)(6)             --
   Accrued interest                                3,063          --          --              3,063
   Customer deposits                                  --       4,590      (4,590)(6)             --
   Accrued expenses                               38,913       7,266       4,494 (4)/(6)     50,673
   Deferred income taxes                              --         117        (117)(6)             --
   Progress billings                              33,721          --          --             33,721
                                               ---------    --------    --------          ---------
Total current liabilities                        161,794     101,803        (213)           263,384
                                               ---------    --------    --------          ---------

Long-term debt                                   257,280      12,462     (12,462)(4)        257,280

Deferred income taxes                                 --          49         (49)(6)             --
Customer deposits                                     --       3,249      (3,249)(6)             --
Other non-current liabilities                        292       3,856       3,249 (6)          7,397

Stockholders' deficit
   Preferred stock                                    --           1          (1)(7)             --
   Common stock                                      630          38         (38)(7)            630
   Additional paid-in capital                     34,640       1,218      (1,218)(7)         34,640
   Deferred compensation                            (771)         --          -- (7)           (771)
   Retained earnings/(deficit)                   287,076     (11,954)     11,954 (7)        287,076
   Treasury stock, at cost                      (354,355)       (452)        452 (7)       (354,355)
   Accumulated other comprehensive loss             (507)     (1,206)      1,206 (7)           (507)
                                               ---------    --------    --------          ---------
Total stockholders' deficit                      (33,287)    (12,355)     12,355            (33,287)
                                               ---------    --------    --------          ---------

Total liabillities and stockholders' deficit   $ 386,079    $109,064    $   (369)         $ 494,774
                                               =========    ========    ========          =========

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NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

A.   General

The pro forma combined balance sheet reflects our acquisition of NCH for an aggregate purchase price of approximately $59.3 million.

B.   Computation of Net Earnings Per Share

Basic net earnings per share is determined by dividing net income by the weighted average number of common shares outstanding. Diluted net earnings per share is determined by dividing net income by the weighted average number of common shares outstanding, giving effect to all potentially dilutive issuances of common shares.

C.   Pro Forma Combined Financial Data Compared to Historical Data

Pro forma adjustments related to the pro forma combined balance sheet have been determined assuming the acquisition of NCH was consummated on December 31, 2002. The Company is currently in the process of determining the allocation of the purchase price to identifiable assets, liabilities and associated goodwill. The assets and liabilities of NCH have been included on the pro forma combined balance sheet at fair value, as determined by a preliminary appraisal and valuation, where appropriate.

Pro forma adjustments related to the pro forma statement of income have been determined assuming the combination of NCH was consummated as of January 1, 2002. The pro forma combined results of operations vary from the combined historical results of Valassis and NCH due to the following:

     (1) Adjustment to conform the classification of expenses between cost of goods sold and selling, general, and administrative expense.

     (2) Adjustment to primarily record goodwill and reflect cash paid to PPM America (the attorney-in-fact of the majority shareholder of NCH) and other shareholders.

     (3) Fair value adjustment for NCH property, plant and equipment. Pro Forma statement of income adjustment reflects the increase in depreciation net of the income tax effect.

     (4) Adjust for notes payable held by PPM America that were paid as part of the transaction. Pro forma statement of income adjustment reflects the decrease in interest expense from the payment of debt net of the income tax effect.

     (5) Adjustment to reclassify stockholders' equity accounts to additional paid-in capital.

     (6) Reflects adjustments necessary to conform to the Company's presentation of assets and liabilities.

     (7) Adjustment to eliminate NCH's equity accounts as a result of the acquisition.